EXECUTION COPY

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED OR PLEDGED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO BORROWER THAT THE TRANSFER IS EXEMPT FROM REGISTRATION UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. THE BORROWER, OR BORROWER’S REPRESENTATIVE, OLI VALUR STEINDORSSON, LOCATED AT 405 LEXINGTON AVENUE, 26TH FLOOR, SUITE 2640, NEW YORK, NY 10174, WILL PROMPTLY MAKE AVAILABLE TO THE PURCHASER, UPON REQUEST, THE ISSUE PRICE, THE AMOUNT OF OID, THE ISSUE DATE, AND THE YIELD TO MATURITY OF THIS NOTE.

UMAMI SUSTAINABLE SEAFOOD INC.
SENIOR SECURED BRIDGE NOTE

$3,125,000	New York, New York October 7, 2010

FOR VALUE RECEIVED, the undersigned, Umami Sustainable Seafood Inc., a Nevada corporation, with an office located at 405 Lexington Avenue, 26th Floor, Suite 2640, New York, NY 10174 , (“Borrower”), hereby unconditionally promises to pay to UTA Capital LLC, a Delaware company (“Purchaser”), on the Maturity Date (as defined in Section 4 hereof) to the order of Purchaser, at the office of Purchaser located at 100 Executive Drive, Suite 330, West Orange, NJ 07052, or such other address designated by Purchaser, in lawful money of the United States of America and in immediately available funds, the principal amount of two million five hundred thousand dollars ($3,125,000.00).   Borrower acknowledges and agrees that this Note is intended to be an original discount note, and therefore the cash payments received by Borrower and its subsidiaries from the Purchaser will total only $2,500,000, notwithstanding that the original principal amount of the Notes (as defined below) total $3,125,000.

1.             PURCHASE AGREEMENT.  This Senior Secured Bridge Note (the “Note”) is one of a series of identical notes (except with respect to principal amount and maturity date) (collectively, the “Notes”) purchased under that certain Note and Warrant Purchase Agreement, dated as of October 7, 2010, between Borrower and Purchaser (as may be amended from time to time, the “Purchase Agreement”).  The Purchaser is entitled to the benefits and subject to certain obligations under the Purchase Agreement and may enforce the agreements of Borrower contained therein and exercise the remedies provided thereby.  All words and phrases used herein and not otherwise specifically defined herein shall have the respective meanings assigned to such terms in the Purchase Agreement to the extent the same are used or defined therein.

2.              HEADINGS, ETC.  The headings and captions of the numbered paragraphs of this Note are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.  Whenever used, the singular number shall include the plural, the plural the singular, and the words “Purchaser” and “Borrower” shall include, respectively, their respective successors and assigns; provided , however , that Borrower shall in no event or under any circumstance have the right to assign or transfer its obligations under this Note.

3.              SECURITY.  The obligations of Borrower hereunder shall be immediately secured by (a) pledges of (i) 33% of the issued and outstanding shares of capital stock of Baja Aqua-Farms S.A. de C.V., a Mexican company (“Baja”) that is presently owned by Borrower, (ii) all of the shares of capital stock of Bluefin Acquisition Group Inc., a New York corporation and wholly-owned subsidiary of the Company (“Bluefin”) presently owned or hereinafter acquired, either directly or indirectly, by the Borrower (which shares shall be released from the pledge in accordance with the terms of the Company Pledge and Security Agreement), (iii) any and all of the Borrower’s inventory, whether presently owned or hereinafter acquired, and any proceeds arising in connection with the sale or disposition of such inventory and (b) guarantees of all of the obligations of Borrower hereunder being made by (i) Baja and (ii) Bluefin; provided, however, that the Borrower and its Subsidiaries have an obligation to further secure the obligations hereunder in accordance with the terms of the Purchase Agreement by pledging a portion (determined in accordance with the terms of the Purchase Agreement) of the Subsidiaries’ inventory, whether presently owned or hereinafter acquired, and any proceeds arising in connection with the sale or disposition of such inventory; provided, further, that, subject to the terms of the Transaction Documents, upon consummation of the Baja Acquisition, the Company shall pledge to Purchaser any and all shares of capital stock of Baja acquired in such acquisition, such that Purchaser is granted a pledge of no less than 99.984% of the issued and outstanding shares of capital stock of Baja.

4.             MATURITY.  This Note shall mature on March 31, 2012, unless such date shall be otherwise extended in writing by a Purchaser in its sole discretion (such date, the “Maturity Date”).  On the Maturity Date, all outstanding principal and any accrued and unpaid interest due and owing under the Note, shall be immediately paid by Borrower.

5.              INTEREST; INTEREST RATE; PAYMENT; ADDITIONAL INTEREST.

(a)           Subject to adjustment pursuant to paragraph 5(c) below, this Note shall bear interest (other than interest accruing as a result of a failure by Borrower to pay any amount within 3 business days of when due as set forth in subparagraph (b) below) at an annual interest rate initially equal to nine percent (9%) per annum on the then outstanding principal balance (the “Interest Rate”).  Interest (other than interest accruing as a result of a failure by Borrower to pay any amount when due as set forth in subparagraph (b) below) shall accrue until all amounts owed under the Note shall be fully repaid, and shall be due and payable monthly in arrears on the last business day of each calendar month following the issuance date. Any accrued and unpaid interest shall be due at the Maturity Date.  Interest shall be calculated on the basis of the actual number of days elapsed over an assumed year consisting of three hundred sixty-five (365) days.

(b)           If all or a portion of the principal amount of the Note or any interest payable thereon shall not be repaid when due whether on the applicable repayment date, by acceleration or otherwise, such overdue amounts shall bear interest at a rate per annum that is three percent (3%) above the Interest Rate then in effect, from the date of such non-payment until such amount is paid in full (before as well as after judgment) and shall be due immediately.

(c)           Notwithstanding anything hereunder, if either Baja or Kali fails to make available to Purchaser prior to November 16, 2010, a sufficient amount of Baja Inventory and Kali Inventory, as applicable, to satisfy their respective obligations pursuant to the terms of the Purchase Agreement, the Baja Subsisdiary Security Agreement and the Kali Subsidiary Security Agreement (the “Collateral Agreements”), for any reason whatsoever, then, the amount of interest payable by the Company hereunder shall be increased to an interest rate equal to 13.5% per annum, which rate shall remain in effect until Baja and Kali each make available to Purchaser a sufficient amount of inventory to satisfy their respective obligations under the Collateral Agreements.

(d)           Notwithstanding anything hereunder, if the Company fails, for any reason whatsoever, prior to December 16, 2010, to (i) consummate the Baja Acquisition and own 99.984% of the issued and outstanding capital stock of Baja, or (ii) pledge all shares acquired in connection with such acquisition to Purchaser in accordance with such terms set for in the Transaction Documents, then, the amount of interest payable under the Notes shall be increased 50% to an interest rate of 13.5% per annum until such time as the Company shall have fulfilled its obligations set forth under Section 6.2(e) of the Purchase Agreement.

(e)           All payments to be made by Borrower hereunder shall be made, without setoff or counterclaim, in lawful money of the United States by check or wire transfer in immediately available funds.

6.             VOLUNTARY AND MANDATORY PREPAYMENT ; PAYMENT RIGHTS UPON MERGER, CONSOLIDATION, ETC.;

(a)            The Borrower shall have the right to prepay the principal amount of this Note , without penalty or premium, at any time upon two (2) days prior written notice to Purchaser.

(b)           If, at any time, prior to the Maturity Date, Borrower proposes to consolidate or effect any other corporate reorganization with, or merge into, another corporation or entity that previously did not hold, directly or indirectly, more than twenty percent (20%) of Borrower’s Common Stock, whereby  such corporation or entity immediately subsequent to such consolidation, merger or reorganization will own capital stock of Borrower or entity surviving such merger, consolidation or reorganization representing more than fifty (50%) percent of the combined voting power of the outstanding securities of Borrower or such entity immediately after such consolidation, merger or reorganization, or has the right to elect nominees to a represent a majority of Borrower’s Board of Directors (a “Change of Control Event”), then Borrower shall provide Purchaser with at least ten (10) days’ prior written notice of any such proposed action, and Purchaser will, at its option, have the right to demand immediate payment of all amounts due and owing under this Note (including all accrued and unpaid interest) in cash or in Borrower’s Common Stock valued at the closing price of Borrower’s Common Stock on the date of the mailing of such written notice.  Purchaser will give Borrower written notice of such demand within five (5) days after receiving notice of the Change of Control Event.  All amounts due and owing hereunder shall be paid by Borrower to Purchaser within five (5) days from the date of such written notice via federal funds wire transfer(s) of immediately available funds, or in the case of the issuance of Borrower’s Common Stock in lieu of cash, the issuance shall take place prior to the consummation of the Change of Control Event, in accordance with written instructions provided to Borrower by Purchaser.

7.             ASSURANCES WITH RESPECT OF PURCHASER RIGHTS.  Borrower shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, intentionally avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by Borrower and shall at all times in good faith assist in the carrying out of all the provisions of this Note and in taking of all such actions as may be necessary or appropriate in order to protect the rights of Purchaser against impairment.

8.             SENIOR INDEBTEDNESS.  Subject to Section 17, this Note shall be senior to all other Indebtedness of the Borrower.

9.             EVENTS OF DEFAULT.  If any of the following events (each, an “Event of Default”) shall occur and be continuing:

(a)           Borrower shall fail to pay any amount payable under this Note or any other Transaction Document within three (3) business days after such payment becomes due in accordance with the terms hereof;

(b)           Borrower or any Subsidiary shall fail to pay when due, and it shall continue unremedied for a period of ten (10) calendar days, whether upon acceleration, prepayment obligation or otherwise, any indebtedness and/or other sums payable by Borrower or any Subsidiary (other than indebtedness owed to Purchaser under this Note and the other Transaction Documents); provided that, it shall not constitute an Event of Default pursuant to this subsection (b) unless the aggregate amount of all such indebtedness referred to above exceeds $250,000 at any one time;

(c)           dissolution, termination of existence, suspension (unless fully covered by business interruption insurance) or discontinuance of business (other than as a result of a consolidation of one or more of Borrower’s subsidiaries with Borrower or another subsidiary) or ceasing to operate as going concern of Borrower or any Subsidiary;

(d)           any material representation or warranty made by Borrower herein, in the Purchase Agreement or in any other agreement, certificate or instrument contemplated by this Note or the Purchase Agreement or that is contained in any certificate, document or financial or other statement furnished by Borrower at any time under or in connection with this Note or the Purchase Agreement shall have been incorrect in any material respect on or as of the date made or deemed made;

(e)           any portion of the Collateral is subjected to a levy of execution, attachment or other judicial process or any portion of the Collateral is the subject of a claim (other than by the Pledgee) of a Lien or other right or interest in or to the Collateral and such levy or claim shall not be cured, disputed or stayed within a period of forty-five (45) days after the occurrence thereof;

(f)           either Baja or Kali fails, for any reason whatsoever, to make available to Purchaser prior to December 16, 2010, a sufficient amount of Baja Inventory and Kali Inventory, as applicable, to satisfy their respective obligations pursuant to the terms of the Collateral Agreements;

(g)           the Company fails, for any reason whatsoever, to, prior to January 1, 2011, to (i) consummate the Baja Acquisition and own 99.984% of the issued and outstanding capital stock of Baja, or (ii) pledge all shares acquired in connection with such acquisition to Purchaser in accordance with such terms set for in the Transaction Documents;

(h)           Borrower shall default, in any material respect, in the observance or performance of any obligation or agreement contained in this Note, Sections 6.2, 9, 11, 12 and 13 of the Purchase Agreement, the Company Pledge and Security Agreement, the Baja Subsidiary Guarantee Agreement, the Bluefin Subsidiary Guarantee, the Kali Subsidiary Security Agreement, the Baja Subsidiary Security Agreement, or any other agreement or instrument contemplated by the Transaction Documents, and such default shall continue unremedied for a period of   ten (10) days after written notice to Borrower of such default; or

(i)            (i) Borrower or any Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Borrower or any Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief of any such adjudication of appointment or (B) remains undismissed, undischarged or unbonded for a period of forty-five (45) days; or (iii) there shall be commenced against Borrower or any Subsidiary any case, proceeding other action seeking issuance of a warrant of attachment, execution, distrait or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within forty-five (45) days from the entry thereof; or (iv) Borrower or any Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in any of the acts set forth in clauses (i), (ii) or (iii) above; or (v) Borrower or any Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due, then, and in any such event, (1) if such event is an Event of Default specified in subsection (i) above of this Section 9 with respect to Borrower, automatically this Note (with all accrued and unpaid interest thereon) and all other amounts owing under this Note shall immediately become due and payable, and (2) if such event is any other Event of Default, Purchasers holding a majority in original principal amount of the Notes may, by written notice to Borrower, declare the Notes (with all accrued and unpaid interest thereon) and all other amounts owing under this Note to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Except as expressly provided in this Section 9, presentation, demand, protest and all other notices of any kind are hereby expressly waived by Borrower.

10.           ENFORCEABILITY.  The Borrower acknowledges that this Note and Borrower’s obligations under this Note are and shall at all times continue to be absolute and unconditional in all respects, and shall at all times be valid and enforceable irrespective of any other agreements or circumstances of any nature whatsoever which might otherwise constitute a defense to this Note and the obligations of Borrower under this Note or the obligations of any other Person relating to this Note.  The Transaction Documents set forth the entire agreement and understanding of Purchaser and Borrower, and Borrower absolutely, unconditionally and irrevocably waives any and all right to assert any set-off, counterclaim or crossclaim of any nature whatsoever with respect to this Note or the obligations of Borrower hereunder, or the obligations of any other Person relating hereto or thereto or to the obligations of Borrower hereunder or otherwise in any action or proceeding brought by Purchaser to collect on the Note, or any portion thereof (provided, however, that the foregoing shall not be deemed a waiver of Borrower’s right to assert any compulsory counterclaim maintained in a court of the United States, or of the State of New York if such counterclaim is compelled under local law or rule of procedure, nor shall the foregoing be deemed a waiver of Borrower’s right to assert any claim which would constitute a defense, setoff, counterclaim or crossclaim of any nature whatsoever against Purchaser in any separate action or proceeding).  The Borrower acknowledges that no oral or other agreements, conditions, promises, understandings, representations or warranties exist with respect to the Transaction Documents or with respect to the obligations of Borrower thereunder, except those specifically set forth in the Transaction Documents.  Borrower agrees to pay all costs and expenses of Purchaser related to Purchaser’s enforcement of the obligations of Borrower hereunder and the collection of all sums payable hereunder, including but not limited to reasonable attorneys’ fees and expenses, irrespective of whether litigation is commenced.  Any such amounts shall be payable on demand, with interest at the rate provided above for overdue principal and interest.

11.           WAIVER.  Borrower waives presentment, demand for payment, notice of dishonor and any or all notices or demands in connection with the delivery, acceptance, performance, default or enforcement of any Transaction Document now or hereafter required by applicable law, and consents to any or all delays, extensions of time, renewals or releases with respect to any Transaction Document, and of any available security therefor, and agrees that no failure or delay on the part of Purchaser, in the exercise of any power, right or remedy under this Note shall impair such power, right or remedy or shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude other or further exercise of such or any other power, right or remedy.  No notice to or demand on Borrower shall be deemed to be a waiver of the obligation of Borrower or of the right of Purchaser, to take further action without further notice or demand as provided in any of the Transaction Documents.

12.           AMENDMENTS.  This Note may not be modified, amended, changed or terminated orally, except by an agreement in writing signed by Borrower and the Purchaser.  Any amendment or waiver effected in accordance with this Section 12 shall be binding upon Borrower, Purchaser and each transferee of this Note.

13.           USURIOUS INTEREST RATE.  Notwithstanding anything to the contrary contained in this Note, the interest paid or agreed to be paid hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If Purchaser shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Note or, if it exceeds such unpaid principal, shall be refunded to Borrower. In determining whether the interest contracted for, charged, or received by Purchaser exceeds the Maximum Rate, Borrower may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of this Note.

14.           COUNTERPARTS.  This Note may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute a single agreement.

15.           NOTICES.  Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or seventy-two (72) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and in all cases addressed to the party to be notified at such party’s address as set forth above or as subsequently modified by written notice.

16.           GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.  This Note and all acts and transactions pursuant hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.  The Borrower hereby irrevocably consents to the exclusive jurisdiction of any federal or state court located in the State of New York and consents that all service of process be sent by nationally recognized overnight courier service directed to Borrower at Borrower’s address set forth herein and service so made will be deemed to be completed on the business day after deposit with such courier.  The Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both Purchaser and Borrower.  The Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Note.   THE BORROWER AND THE PURCHASER (BY ACCEPTANCE OF THIS NOTE) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS THAT THEY MAY NOW OR HEREAFTER HAVE UNDER THE LAWS OF THE UNITED STATES OF AMERICA OR ANY STATE THEREOF TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE PURCHASER RELATING TO ENFORCEMENT OF THIS NOTE.  EXCEPT AS PROHIBITED BY APPLICABLE LAW, THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION RELATING TO ENFORCEMENT OF THIS NOTE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE PURCHASER TO MAKE FUNDS AVAILABLE TO THE BORROWER AND TO ACCEPT THIS NOTE.

17.           PARI PASSU NOTES.  Purchaser acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects with the other Notes.  In the event Purchaser receives payments in excess of its pro rata share of the Borrower’s payments to the holders of all of the Notes, then Purchaser shall hold in trust all such excess payments for the benefit of the holders of the other Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

[Signature page follows]

IN WITNESS WHEREOF, Borrower has duly executed this Senior Secured Bridge Note as of the date first written above.

BORROWER:

UMAMI SUSTAINABLE SEAFOOD INC.

By:	/s/ Oli Valur Steindorsson
Name: Oli Valur Steindorsson
Title: Chief Executive Officer

Address:
405 Lexington Avenue
26th Floor, Suite 2640
New York, NY 10174
Facsimile: 212-___-____

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